Exhibit 10.3
WORLD AIR HOLDINGS, INC.
EXECUTIVE EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (the “Agreement”) effective as of the 1st day of September, 2006 (the “Effective Date”), between WORLD AIR HOLDINGS, INC. (the “Company”) and Robert R. Binns (the “Executive”).
WITNESSETH:
     The Company and the Executive are parties to that certain Employment Agreement dated the 26th day of April, 2004 and now desire to enter into this Agreement to replace and supersede the existing employment agreement.
     NOW, THEREFORE, in consideration of the mutual covenants made herein and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1. Terms and Conditions of Employment.
     (a) Employment. During the Term, Company will employ the Executive, and the Executive will serve as Chief Marketing Officer of the Company on a full-time basis and will have such responsibilities and authority as may from time to time be assigned to the Executive by the President, which responsibilities and authority shall be commensurate with his or her position. In this capacity, Executive will provide unique services to the Company and be privy to the Company’s Confidential Information and Trade Secrets. The Executive will report to the President. The Executive’s primary office will be at the Company’s headquarters in Peachtree City, GA or as may be determined by the Company from time to time.
     (b) Exclusivity. Throughout the Executive’s employment hereunder, the Executive shall devote substantially all of the Executive’s time, energy and skill during regular business hours to the performance of the duties of the Executive’s employment, shall faithfully and industriously perform such duties, and shall diligently follow and implement all management policies and decisions of the Company. The Executive will not accept any other employment during the Term, perform any consulting services during the Term, or serve on the board of directors or governing body of any other business, except i) with the prior written consent of the Chief Executive Officer or ii) where such services are for a non-profit organization (or organizations) and do not otherwise interfere with the performance of the Executives duties provided herein. The Executive agrees during the Term not to own directly or indirectly equity securities of any public airline industry-related entity (excluding the Company) that represents five percent (5%) or more of the value of voting power of the equity securities of such entity.
2. Compensation.
     (a) Base Salary. The Company shall pay the Executive a base salary of $210,000 per annum (“Base Salary”). The Compensation Committee, Chief Executive Officer and the President shall review the Base Salary from time to time as they deem appropriate for possible increases. The Base Salary shall be payable in substantially equal installments in accordance with the Company’s regular payroll practices. The Base Salary, as it may be increased from time to time in accordance
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with the foregoing, shall not be reduced during the Term unless the reduction is applied equally, expressed as a percentage of base salaries, to all senior executives at the Company.
     (b) Bonus. The Executive shall be eligible to participate in any one or more bonus programs maintained by the Company. The establishment, continued maintenance and terms and conditions applicable to any such bonus program shall be determined by the Board of Directors of the Company in its sole and absolute discretion.
     (c) Equity Compensation. The Executive shall be entitled to participate in equity compensation programs made available by the Company from time to time to senior executives generally (including, but not limited to, grants of stock options and restricted stock), subject to the terms and conditions of such programs. The accelerated vesting provisions of this Agreement pertaining to option awards and restricted stock awards shall apply only to such awards that are outstanding as of the Effective Date and shall modify such awards only to the extent such provisions provide Executive with more favorable vesting rights.
     (d) Expenses. The Executive shall be entitled to be reimbursed in accordance with Company policy including, without limitation, the Company’s travel policy, as in effect from time to time for reasonable and necessary business expenses incurred by the Executive in connection with the performance of the Executive’s duties of employment hereunder; provided, however, the Executive shall, as a condition of such reimbursement, submit verification of the nature and amount of such expenses in accordance with the reasonable reimbursement policies from time to time adopted by the Company.
     (e) Paid Time Off. The Executive shall be entitled to paid time off in accordance with the terms of Company policy as in effect from time to time.
     (f) Benefits. In addition to the benefits payable to the Executive specifically described herein, the Executive shall be entitled to such other benefits as generally may be made available to all other officers of the Company from time to time; provided, however, that nothing contained herein shall require the establishment or continuation of any particular plan or program.
     (g) Withholding. All payments pursuant to this Agreement shall be reduced for any applicable state, local, or federal tax withholding obligations.
     (h) Insurance and Indemnification. The Executive shall be entitled to indemnification, including advancement of expenses (if applicable), in accordance with and to the extent provided by the Company’s Bylaws and Articles of Incorporation, and any separate indemnification agreement between the parties, if any.
3. Term, Termination and Termination Payments.
     (a) Term. The initial term of this Agreement shall begin as of the Effective Date and shall continue through April 26, 2007 (the “Initial Term”). This Agreement shall remain in effect during the Initial Term unless any party gives written notice to the other of its or his or her intent not to extend this Agreement with such written notice to be given not less than one hundred eighty (180) days prior to the end of the Initial Term. In the event such notice of non-renewal is properly given, this Agreement shall terminate at the end of the remaining Initial Term. If no notice of non-renewal is given and if this Agreement is not otherwise terminated in accordance with Section 3(b), then the
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term following the Initial Term (the “Term”) shall renew each day such that the Term remains a three-year term from day-to-day thereafter unless any party gives written notice to the other of its or his intent that the automatic renewals shall cease. In the event such notice of non-renewal is properly given, this Agreement and the Term shall expire on the third anniversary following the date such written notice is received. In the event such notice of non-renewal is properly given, this Agreement shall terminate at the end of the remaining Term then in effect and the Employer shall have no further obligation to the Executive.
     (b) Termination. This Agreement and the employment of the Executive by the Company hereunder shall only be terminated: (i) by expiration of the Term; (ii) by the Company without Cause; (iii) by the Executive for Good Reason; (iv) by the Company or the Executive due to the Disability of the Executive; (v) by the Company for Cause; (vi) by the Executive for other than Good Reason or Disability, upon at least thirty (30) days prior written notice to the Company; or (vii) upon the Death of the Executive. Notice of termination by any party shall be given prior to termination in writing and shall specify the basis for termination and the effective date of termination. Further, notice of termination for Cause by the Company or Good Reason by the Executive shall specify the facts alleged to constitute termination for Cause or Good Reason, as applicable. Except as provided in Sections 3(c), (d) and (e), the Executive shall not be entitled to any payments or benefits after the effective date of the termination of this Agreement, except for Base Salary pursuant to Section 2(a) accrued up to the effective date of termination, pay for accrued but unused vacation that the Employer is legally obligated to pay Employee, if any, and only if the Employer is so obligated, as provided under the terms of any other employee benefit and compensation agreements or plans applicable to the Executive, expenses required to be reimbursed pursuant to Section 2(d), and any rights to payment the Executive has under Section 2(h).
     (c) Termination by the Company without Cause or by the Executive for Good Reason.
     (i) If the employment of the Executive is terminated by the Company without Cause or by the Executive for Good Reason during the Initial Term, the Company will pay the Executive an amount equal to one (1) times his or her actual Base Salary then in effect at the time of Termination. If the employment of the Executive is terminated by the Company without Cause or by the Executive for Good Reason during the Term, the Company will pay the Executive an amount equal to one and one half (1.5) times the average of the last three completed calendar years (or an average of the last two full calendar years actually completed in the event the Executive has completed less than three full calendar years of service) of his or her annual total cash compensation (total cash compensation for purposes of this Section shall mean Base Salary plus Bonus actually paid to the Executive). Such amount shall be paid as follows: fifty percent (50%) within fifteen (15) days following the effective date of the termination of employment and the remaining fifty percent (50%) paid on the first to occur of: i) within six (6) months following termination or ii) March 15th of the year following the year of termination.
     (ii) If the employment of the Executive is terminated by the Company without Cause or by the Executive for Good Reason, the Company will reimburse the Executive for the cost of obtaining COBRA health continuation coverage, less the amount the Executive was required to contribute as an employee, for himself or herself and his or her eligible dependents under the Company’s applicable group health plan for the lesser of: twelve (12) months of such coverage, until the Executive obtains comparable health coverage for himself or herself and his or her eligible dependents, or the period of coverage to which the Executive is entitled under Section 4980B(f)(2)(B) of the Internal Revenue Code of 1986, as amended.
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     (iii) If the employment of the Executive is terminated by the Company without Cause or by the Executive for Good Reason, any unvested stock option and/or restricted stock grants shall become fully vested immediately prior to the effective date of the termination of employment. To avoid forfeiture, the Executive will be required to exercise any grant of stock options in accordance with the terms of the separate agreement granting the same.
     (d) Termination of Employment following a Change in Control.
     (i) If the employment of the Executive is terminated within twelve (12) months following the effective date of a Change in Control either by the Company without Cause or by the Executive for Good Reason, the Company will pay the Executive an amount equal to one (1) times his or her actual Base Salary then in affect during the Initial Term (or, thereafter, one and one half (1.5) times the average of the last three completed calendar years (or an average of the last two full calendar years actually completed in the event the Executive has completed less than three full calendar years of service) of his or her annual total cash compensation (total cash compensation for purposes of this Section shall mean Base Salary plus Bonus actually paid to the Executive)). Such amount shall be paid in a lump sum within fifteen (15) days following the effective date of the termination of employment. To avoid forfeiture, the Executive will be required to exercise any grant of stock options in accordance with the terms of the separate agreement granting the same.
     (ii) If the employment of the Executive is terminated within twelve (12) months following the effective date of a Change in Control either by the Company without Cause or by the Executive for Good Reason, the Company will reimburse the Executive for the cost of obtaining COBRA health continuation coverage, less the amount the Executive was required to contribute as an employee, for himself or herself and his or her eligible dependents under the Company’s applicable group health plan for the lesser of: twelve (12) months of such coverage, until the Executive obtains comparable health coverage for himself or herself and his or her eligible dependents, or the period of coverage to which the Executive is entitled under Section 4980B(f)(2)(B) of the Internal Revenue Code of 1986, as amended.
     (e) Disability or Death Payment. If the employment of the Executive is terminated by Disability or Death, any unvested stock option grants or restricted stock awards shall become fully vested immediately prior to the effective date of the termination of employment. To avoid forfeiture, the Executive or the Executive’s estate will be required to exercise any grant of stock options in accordance with the terms of the separate agreement granting the same. If the employment of the Executive is terminated due to Disability or Death, the Company will also reimburse the Executive or the Executive’s spouse and any eligible minor dependents for the cost of COBRA health continuation coverage, less the Executive’s own contribution amount, under the Company’s applicable group health plan for the lesser of twelve (12) months of such coverage or until the Executive or the Executive’s spouse and eligible minor dependents obtain comparable health coverage.
     (f) Tax Adjustment Payment. If the total payments to be paid to the Executive under Section 3(c) or (d), as applicable, along with any other payments to the Executive result in the Executive being subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, the Company shall pay the Executive such additional cash compensation to put him or her in the same after-tax situation (taking into account all income, excise, and payroll taxes) as if no such excise tax had been applicable (the “Tax Adjustment Payment”). The Tax Adjustment Payment shall be paid as soon as practicable following the Executive’s termination of employment. The determination of the excise tax and the additional cash compensation (if any) required hereunder
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will be made by the Company’s independent outside auditors. Notwithstanding the foregoing, the Company’s obligation to pay any Tax Adjustment Payment shall be conditioned upon the Executive’s agreement to structure any payments due to him or her under this Agreement in a manner that will eliminate or reduce the excise tax that is payable; provided that the Executive is under no obligation to agree to any such restructuring requested by the Company that would trigger any material adverse tax consequences to the Executive or would materially reduce the value of the payments otherwise due to him or her.
     (g) Expiration of Term. If the Initial Term or the Term is not extended or the Initial or the Term is not extended and the Company or the Executive terminates the Executive’s employment upon or following expiration of the Initial Term or Term, such termination shall not be deemed to be a termination of the Executive’s employment by the Company without Cause or a resignation by Executive for Good Reason.
     (h) Release. Notwithstanding any other provision hereof, as a condition to the payment of any amounts under Paragraph 3 (c) and (d), the Executive shall be required to execute and not revoke within the revocation period provided therein, the Release.
     (i) Avoidance of Additional Taxes. Notwithstanding any other provision hereof, if the payment of any amounts by the Company hereunder would fail to meet the requirements of Section 409A(a)(1) of the Internal Revenue Code of 1986, as amended, no payment of such amounts hereunder shall be made until six months after the Executive’s termination of employment, at which time the Executive shall be paid a lump sum equal to what would otherwise have been paid during such six-month period, and thereafter payment of the unpaid balance, if any, shall continue on what would otherwise have been the original payment schedule for such unpaid balance.
     (j) Accelerated Vesting of Equity Compensation. In the event of a Change in Control, all unvested stock option grants or restricted stock awards shall vest immediately prior to the effective date of the Change in Control.
4. Ownership and Protection of Proprietary Information.
     (a) Confidentiality. All Confidential Information and Trade Secrets and all physical embodiments thereof received or developed by the Executive while employed by the Company are confidential to and are and will remain the sole and exclusive property of the Company. Except to the extent necessary to perform the duties assigned by the Company hereunder, the Executive will hold such Confidential Information and Trade Secrets in trust and strictest confidence, and will not use, reproduce, distribute, disclose or otherwise disseminate the Confidential Information and Trade Secrets or any physical embodiments thereof and may in no event take any action causing or fail to take the action necessary in order to prevent, any Confidential Information and Trade Secrets disclosed to or developed by the Executive to lose its character or cease to qualify as Confidential Information or Trade Secrets.
     (b) Return of Company Property. Upon request by the Company, and in any event upon termination of this Agreement for any reason, as a prior condition to receiving any final compensation hereunder (including any payments pursuant to Section 3 hereof), the Executive will promptly deliver to the Company all property belonging to the Company, including, without limitation, all Confidential Information and Trade Secrets (and all embodiments thereof) then in the Executive’s custody, control or possession.
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     (c) Survival. The covenants of confidentiality set forth herein will apply on and after the date hereof to any Confidential Information and Trade Secrets disclosed by the Company or developed by the Executive while employed or engaged by the Company prior to or after the date hereof. The covenants restricting the use of Confidential Information will continue and be maintained by the Executive for the Applicable Period following the termination of this Agreement. The covenants restricting the use of Trade Secrets will continue and be maintained by the Executive following termination of this Agreement for so long as permitted by the governing law.
5. Non-Competition and Non-Solicitation Provisions.
     (a) The Executive agrees that during the Applicable Period, the Executive will not (except on behalf of or with the prior written consent of the Company, which consent may be withheld in Company’s sole discretion), either directly or indirectly, on his or her own behalf, or in the service of or on behalf of others, engage in or provide services substantially similar to those services Executive provided to the Company for any Competing Business. The Executive acknowledges and agrees that the Business of the Company is conducted on a worldwide basis.
     (b) The Executive agrees that during the Applicable Period, the Executive will not, either directly or indirectly, on his or her own behalf or in the service of or on behalf of others solicit, divert or appropriate, or attempt to solicit, divert or appropriate, to a Competing Business, any individual or entity which is an actual or, to his knowledge, actively sought prospective client or customer of the Company or any of its Affiliates (determined as of date of termination of employment) with whom Executive had material contact during a two year period immediately preceding his termination of employment.
     (c) The Executive agrees that during the Applicable Period, he or she will not, either directly or indirectly, on his or her own behalf or in the service of or on behalf of others, solicit, divert or hire, or attempt to solicit, divert or hire, or encourage to go to work for anyone other than the Company or its Affiliates, any employee of the Company or an Affiliate.
     (d) The Executive agrees that during the Applicable Period, he or she will not make any statement (written or oral) that could reasonably be perceived as disparaging to the Company or any person or entity that the Executive reasonably should know is an Affiliate of the Company with whom Executive had material contact during the last two years immediately preceding his or her termination of employment.
     (e) In the event that this Section 5 is determined by a court which has jurisdiction to be unenforceable in part or in whole, the court shall be deemed to have the authority to strike any unenforceable provision, or any part thereof or to revise any provision to the minimum extent necessary to be enforceable to the maximum extent permitted by law.
6. Remedies and Enforceability.
     The Executive agrees that the covenants, agreements, and representations contained in Sections 4 and 5 hereof are of the essence of this Agreement; that each of such covenants are reasonable and necessary to protect and preserve the interests and properties of the Company; that irreparable loss and damage will be suffered by the Company should the Executive breach any of such covenants and agreements; that each of such covenants and agreements is separate, distinct and severable not only from the other of such covenants and agreements but also from the other and
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remaining provisions of this Agreement; that the unenforceability of any such covenant or agreement shall not affect the validity or enforceability of any other such covenant or agreements or any other provision or provisions of this Agreement; and that, in addition to other remedies available to it, including, without limitation, termination of the Executive’s employment for Cause, the Company shall be entitled to seek both temporary and permanent injunctions to prevent a breach or contemplated breach by the Executive of any of such covenants or agreements and shall be relieved of its obligation to make any and all payments to the Executive that otherwise are or may become due and payable to the Executive pursuant to Section 3. The Company and the Executive agree that all remedies available to the Company shall be cumulative.
7. Employee Inventions.
     Each Employee Invention will belong exclusively to the Company. The Executive acknowledges that all Employee Inventions are property of the Company, including, but not limited to, any copyrights, patents, trademarks or other intellectual property rights pertaining thereto. If it is determined that any such works are not works made for hire, the Executive hereby assigns to the Company all of the Executive’s right, title, and interest, including all rights of copyright, patent, trademark and other intellectual property rights to, or in, such Employee Inventions. The Executive covenants that he or she shall promptly:
     (a) Disclose to the Company in writing any Employee Invention;
     (b) Assign to the Company or to a party designated by the Company, at the Company’s request and without additional compensation, all of Executive’s right to Employee Inventions for the United States and all foreign jurisdictions;
     (c) Execute and deliver to the Company such applications, assignments and other documents as the Company may request in order to apply for and obtain patents or other registrations with respect to any Employee Invention in the United States and any foreign jurisdictions;
     (d) Sign all other papers necessary to carry out the above obligations; and
     (e) Give testimony and render any other assistance, at the Company’s expense, in support of Company’s rights to any Employee Invention.
8. Notices.
     All notices and other communications required or permitted under this Agreement shall be in writing and shall be delivered by hand or, if mailed, shall be sent via the United States Postal Service, certified mail, return receipt requested, or by a nationally recognized overnight courier service. All notices hereunder shall be deemed effective when delivered. All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses (or at such other addresses as shall be given in writing by the parties to one another):

If to the Company:	If to the Executive:

101 World Drive	Robert R. Binns
Peachtree City, GA 30269	4491 Jenkins Way
Attn: General Counsel	Douglasville, GA 30135
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9. Miscellaneous.
     (a) Assignment. The rights and obligations of the Company under this Agreement shall inure to the benefit of the Company’s successors and assigns. This Agreement may be assigned by the Company to any legal successor to the Company’s business or to an entity that purchases all or substantially all of the assets of the Company, but not otherwise without the prior written consent of the Executive. In the event the Company assigns this Agreement as permitted by this Agreement and the Executive remains employed by the assignee, the “Company” as defined herein will refer to the assignee and the Executive will not be deemed to have terminated his or her employment hereunder until the Executive terminates his or her employment with the assignee. The Executive may not assign this Agreement.
     (b) Waiver. The waiver of any breach of this Agreement by any party shall not be effective unless in writing, and no such waiver shall constitute the waiver of the same or another breach on a subsequent occasion.
     (c) No Set-Off. The existence of any claim, demand, action or cause of action by the Executive against the Company, or any Affiliate of the Company, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of its rights hereunder.
     (d) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Georgia. The parties agree that any appropriate state or federal court located in Fulton County, Georgia shall have exclusive jurisdiction of any case or controversy arising under or in connection with this Agreement and shall be a proper forum in which to adjudicate such case or controversy. The parties consent to the jurisdiction of such courts and waive any objection to the jurisdiction or venue of such courts.
     (e) Entire Agreement. This Agreement embodies the entire agreement of the parties hereto relating to the subject matter hereof and supersedes all oral agreements, and to the extent inconsistent with the terms hereof, all other written agreements.
     (f) Amendment. This Agreement may not be modified, amended, supplemented or terminated except by a written instrument executed by the parties hereto.
     (g) Severability. Each of the covenants and agreements hereinabove contained shall be deemed separate, severable and independent covenants, and in the event that any covenant shall be declared invalid by any court of competent jurisdiction, such invalidity shall not in any manner affect or impair the validity or enforceability of any other part or provision of such covenant or of any other covenant contained herein.
     (h) Representation Regarding Restrictive Covenants. The Executive represents that the Executive is not and will not become a party to any non-competition or non-solicitation agreement or any other agreement which would prohibit him or her from entering into this Agreement or providing the services for the Company contemplated by this Agreement on or after the Effective Date. In the event the Executive is or becomes subject to any such agreement, this Agreement shall be rendered null and void and the Company shall have no obligations to the Executive under this Agreement.
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     (i) Survival. The obligations of the Company and the Executive under this Agreement shall survive termination of this Agreement.
     (j) Waiver of Jury Trial. The Executive waives the right to a jury trial with respect to any litigation or complaint filed against the Company or any Affiliate, including but not limited to complaints arising under this Agreement or as a result of the employment relationship between the parties.
     (k) Limitations Period for Disputes. The Executive shall not commence any action, claim or suit relating to his or her employment or this Agreement more than six (6) months after the date of the act (or the failure to act) that is the subject of such action, claim or suit. The Executive hereby waives any statute of limitations or other law to the contrary.
     (l) Captions and Section Headings. Except as set forth in Section 10 hereof, captions and section headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.
10. Definitions.
     (a) “Affiliate” means any person, firm, corporation, partnership, association or entity that, directly or indirectly or through one or more intermediaries, controls, is controlled by or is under common control with the Company.
     (b) “Applicable Period” means the period commencing as of the date of this Agreement and ending twelve (12) months after the termination of the Executive’s employment with the Company or any of its affiliates with respect to the Executive’s engagement in or providing of any managerial services or management consulting services to a Competing Business and shall mean a period of twenty-four (24) months following termination for all other forms of restrictive covenants provided for herein (e.g., Confidential Information, solicitation of customers or employees, etc.).
     (c) “Business of the Company” means the business of providing long-range passenger and cargo charter and wet lease air transportation services as an international supplemental operations carrier (which shall not include any scheduled service carrier) holding a certificate of public convenience and necessity issued by the U. S. Department of Transportation.
     (d) “Cause” means the occurrence of any of the following events:
     (i) willful refusal by the Executive to follow a lawful direction of any superior officer of the Company, provided the direction is not materially inconsistent with the duties or responsibilities of the Executive’s position as Chief Marketing Officer of the Company, which refusal continues after the President has again given the direction in writing;
     (ii) sustained performance deficiencies which are communicated to the Executive in writing as part of formal performance reviews and/or other written communications from the President;
     (iii) willful misconduct or reckless disregard by the Executive of his or her duties or of the interest or property of the Company;
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     (iv) intentional disclosure by the Executive to an unauthorized person of Confidential Information or Trade Secrets, which causes material harm to the Company;
     (v) any act by the Executive of fraud against, material misappropriation from, or significant dishonesty to either the Company or an Affiliate, or any other party, but in the case of any other party only if in the reasonable opinion of at least two-thirds (2/3) of the members of the Board of Directors of the Company (excluding, if applicable, the Executive), such fraud, material misappropriation, or significant dishonesty could reasonably be expected to have a material adverse impact on the Company or its Affiliates;
     (vi) commission by the Executive of a felony as reasonably determined by at least two-thirds (2/3) of the members of the Board of Directors of the Company (excluding, if applicable, the Executive); or
     (vii) a material breach of this Agreement by the Executive, provided that the nature of such breach shall be set forth with reasonable particularity in a written notice to the Executive who shall have ten (10) days following delivery of such notice to cure such alleged breach, provided that such breach is, in the reasonable discretion of the Board of Directors of the Company, susceptible to a cure.
     (e) “Change in Control” means the occurrence after the Effective Date of any one or more of the following events:
     (i) any Person, other than the Company, is or becomes the Beneficial Owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities;
     (ii) during any period of two (2) consecutive years (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board of Directors of the Company and any new director (other than a director designated by a Person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii) or (iv) or this Section 10 (e)) whose election by the Board of Directors of the Company or nomination for election by the stockholders of the Company was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof;
     (iii) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, at least 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person acquires more than 50% of the combined voting power of the Company then outstanding securities; or
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     (iv) the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.
     (f) “Competing Business” means any person, firm, corporation, joint venture, or other business that is engaged in the Business of the Company.
     (g) “Confidential Information” means data and information relating to the Business of the Company, or an Affiliate (which does not rise to the status of a Trade Secret) which is or has been disclosed to the Executive or of which the Executive became aware as a consequence of or through his or her relationship to the Company, or an Affiliate and which has value to the Company or an Affiliate and is not generally known to its competitors. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Company or an Affiliate (except where such public disclosure has been made by the Executive without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means without breach of any obligations of confidentiality owed to the Company or any of its Affiliates by the Executive.
     (h) “Death” means an individual who has sustained either (1) irreversible cessation of circulatory and respiratory functions, or (2) irreversible cessation of all functions of the entire brain, including the brain stem. A determination of death must be made in accordance with accepted medical standards.
     (i) “Disability” means the inability of the Executive to perform the material duties of his or her position, through no fault of their own, hereunder due to a physical, mental, or emotional impairment, for a ninety (90) consecutive day period or for aggregate of one hundred eighty (180) days during any three hundred sixty-five (365) day period.
     (j) “Employee Invention” any idea, invention, technique, modification, process or improvement (whether patentable or not), any industrial design (whether registerable or not), and any work of authorship, publication (whether or not copyright protection may be obtained for it) created, conceived or developed by the Executive, either solely or in conjunction with others (including the Company and the Executive’s other previous employers), during or before the Term, or during a period that includes a portion of the Term, that relates to the business then being conducted or proposed to be conducted by the Company and any such item created by the Executive, either solely or in conjunction with others, following termination of the Executive’s employment with the Company that is based upon, contains, consists of or uses Confidential Information. The Company will exclude items from the Employee Inventions that are not related to the present or proposed business of the Company or its Affiliates or that cannot be assigned under applicable state law, provided however that the Executive notifies the Company of the existence of any such item within ninety (90) days of its creation by the Executive.
     (k) “Good Reason” means the occurrence of all of the events listed in either (i), (ii) or (iii) below:
     (i)
     (A) the Company materially breaches this Agreement, including without limitation, a material diminution of the Executive’s responsibilities as Chief Marketing Officer, as reasonably
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modified by the President of the Company from time to time hereafter, such that the Executive would no longer have responsibilities substantially equivalent to those of similarly situated executive officers at companies with similar revenues and market capitalization;
     (B) the Executive gives written notice to the Company of the facts and circumstances constituting the breach of the Agreement within ten (10) days following the occurrence of the breach;
     (C) the Company fails to remedy the breach within ten (10) days following the Executive’s written notice of the breach; and
     (D) the Executive terminates his or her employment within ten (10) days following the Company’s failure to remedy the breach; or
     (ii)
     (A) the Company materially reduces the Executive’s Base Salary without the Executive’s consent, other than in accordance with Section 2(a) above;
     (B) the Executive gives written notice to the Company within ten (10) days following receipt of the reduction in Base Salary of his or her objection to the reduction;
     (C) the Company fails to rescind the notice of reduction within ten (10) days following the Executive’s written notice; and
     (D) the Executive terminates his or her employment within ten (10) days following the Company’s failure to rescind the notice; or
(iii)
     (A) the Company requires the Executive to relocate the Executive’s primary place of employment to a new location that is more than fifty (50) miles (calculated using the most direct driving route) from its current location, without the Executive’s consent;
     (B) the Executive gives written notice to the Company within ten (10) days following receipt of notice of relocation of his or her objection to the relocation;
     (C) the Company fails to rescind the notice of relocation within ten (10) days following the Executive’s written notice; and
     (D) the Executive terminates his employment within ten (10) days following the Company’s failure to rescind the notice.
     (l) “Person” has the meaning given to the term in Section (3)(a)(9) of the Exchange Act, as modified and used in Section 13(d) and 14(d) thereof; however, a Person shall not include (i) the Company or any of its subsidiaries or other Affiliates; (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries; (iii) an underwriter temporarily holding securities pursuant to an offering of such securities; or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.
Executive Employment Agreement — Binns

     (m) “Release” means a comprehensive release, covenant not to sue, and non-disparagement agreement from the Executive in favor of the Company, its executives, officers, directors, Affiliates, and all related parties, in substantially the form attached hereto as Exhibit A. Exhibit A may be reasonably modified by the Company to conform to applicable law and to effect a general release under such law as in effect at the time the Release is executed.
     (n) “Term” has the meaning as set forth in Section 3(a) hereof.
     (o) “Trade Secrets” means information including, but not limited to, technical or nontechnical data, formulae, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.
     IN WITNESS WHEREOF, the Company and the Executive have each executed and delivered this Agreement as of the date first shown above.
THE COMPANY:
WORLD AIR HOLDINGS, INC.

By:
Randy J. Martinez,
Chief Executive Officer

THE EXECUTIVE:

Robert R. Binns
Executive Employment Agreement — Binns

EXHIBIT A
RELEASE AGREEMENT PURSUANT TO
EMPLOYMENT AGREEMENT
             This Agreement (“Release Agreement”) is made this ___ day of ___, 200_, by WORLD AIR HOLDINGS, INC. (the “Employer”) and                      (the “Employee”).
Introduction
             Employee and the Employer entered into an Employment Agreement dated                     , 200___ (the “Employment Agreement”).
             The Employment Agreement requires that as a condition to the Employer’s obligation to pay payments and benefits under Section 3(c) or (d) of the Employment Agreement (the “Severance Benefits”), Employee must provide a release and agree to certain other conditions as provided herein.
             NOW, THEREFORE, the parties agree as follows:
1.	[For Employee under age 40: The effective date of this Release Agreement shall be the date on which Employee signs this Release Agreement (“the Effective Date”), at which time this Release Agreement shall be fully effective and enforceable.]

[For Employee age 40 and over or group termination of Employees age 40 and over: Employee has been offered [twenty-one (21) days] [forty-five (45) days if group termination] from receipt of this Release Agreement within which to consider this Release Agreement. The effective date of this Release Agreement shall be the date eight (8) days after the date on which Employee signs this Release Agreement (“the Effective Date”). For a period of seven (7) days following Employee’s execution of this Release Agreement, Employee may revoke this Release Agreement, and this Release Agreement shall not become effective or enforceable until such seven (7) day period has expired. Employee must communicate the desire to revoke this Release Agreement in writing. Employee understands that he or she may sign the Release Agreement at any time before the expiration of the [twenty-one (21) day] [forty-five (45) day] review period. To the degree Employee chooses not to wait [twenty-one (21) days] [forty-five (45) days] to execute this Release Agreement, it is because Employee freely and unilaterally chooses to execute this Release Agreement before that time. Employee’s signing of the Release Agreement triggers the commencement of the seven (7) day revocation period.]

2.	In exchange for Employee’s execution of this Release Agreement and in full and complete settlement of any claims as specifically provided in this Release Agreement, the Employer will provide Employee with the Severance Benefits.

3.	[For Employee age 40 or over or group termination of Employees age 40 and over: Employee acknowledges and agrees that this Release Agreement is in compliance with the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act and that the releases set forth in this Release Agreement shall be applicable, without limitation, to any claims brought under these Acts.]

The release given by Employee in this Release Agreement is given solely in exchange for the consideration set forth in Paragraph 2 of this Release Agreement and such consideration is in addition to anything of value that Employee was entitled to receive prior to entering into this Release Agreement.
Executive Employment Agreement — Binns

Employee has been advised to consult an attorney prior to entering into this Release Agreement [For Employee age 40 or over or group termination of Employees age 40 and over: and this provision of the Release Agreement satisfies the requirement of the Older Workers Benefit Protection Act that Employee be so advised in writing].

[For under age 40: Employee has been offered an ample opportunity from receipt of this Release Agreement within which to consider this Release Agreement.]

By entering into this Release Agreement, Employee does not waive any rights or claims that may arise after the date this Release Agreement is executed.

4.	[For group termination of Employees age 40 and over: The Employer has [The Employer to describe class, unit, or group of individuals covered by termination program, any eligibility factors, and time limits applicable] and such employees comprise the “Decisional Unit.” Attached as “Attachment 1” to this Release Agreement is a list of ages and job titles of persons in the Decisional Unit who were and who were not selected for termination, the reasons for selection and the offer of consideration for signing the Release Agreement.]

5.	This Release Agreement shall in no way be construed as an admission by the Employer that it has acted wrongfully with respect to Employee or any other person or that Employee has any rights whatsoever against the Employer. The Employer specifically disclaims any liability to or wrongful acts against Employee or any other person on the part of itself, its employees or its agents.

6.	As a material inducement to the Employer to enter into this Release Agreement, Employee hereby irrevocably releases the Employer and each of the owners, stockholders, predecessors, successors, directors, officers, employees, representatives, attorneys, affiliates (and agents, directors, officers, employees, representatives and attorneys of such affiliates) of the Employer and all persons acting by, through, under or in concert with them (collectively, the “Releasees”), from any and all charges, claims, liabilities, agreements, damages, causes of action, suits, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever, known or unknown, including, but not limited to, rights arising out of alleged violations of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, or any tort, or any legal restrictions on the Employer’s right to terminate employees, or any federal, state or other governmental statute, regulation, or ordinance, including, without limitation: (1) Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991 (race, color, religion, sex, and national origin discrimination); (2) the Employee Retirement Income Security Act (“ERISA”); (3) 42 U.S.C. § 1981 (discrimination); (4) the Americans with Disabilities Act (disability discrimination); (5) the Equal Pay Act; (6) the Age Discrimination in Employment Act; (7) the Older Workers Benefit Protection Act; (8) Executive Order 11246 (race, color, religion, sex, and national origin discrimination); (9) Executive Order 11141 (age discrimination); (10) Section 503 of the Rehabilitation Act of 1973 (disability discrimination); (11) the Immigration Reform and Control Act; (12) the Occupational Safety and Health Act; (13) the False Claims Act (including any qui tam provision thereof); (14) defamation; (15) whistleblowing; (16) breach of contract, express or implied; (17) negligence; (18) negligent hiring and/or negligent retention; (19) intentional or negligent infliction of emotional distress or outrage; (20) defamation; (21) interference with employment; (22) wrongful discharge; (23) invasion of privacy; or (24) violation of any other legal or contractual duty arising under the laws of the State of Georgia or the laws of the United States (“Claim” or “Claims”), which Employee now has, or claims to have, or which Employee at any time heretofore had, or claimed to have, or which Employee at any time hereinafter may have, or claim to have, against each or any of the
Executive Employment Agreement — Binns

Releasees, in each case as to acts or omissions by each or any of the Releasees occurring up to and including the Effective Date.

7.	The release in the preceding paragraph of this Release Agreement does not apply to (a) all benefits and awards (including without limitation cash and stock components) which pursuant to the terms of any compensation or benefit plans, programs, or agreements of the Employer are earned or become payable, but which have not yet been paid, and (b) pay for accrued but unused vacation that the Employer is legally obligated to pay Employee, if any, and only if the Employer is so obligated, (c) unreimbursed business expenses for which Employee is entitled to reimbursement under the Employer’s policies, and (d) any rights to indemnification that Employee has under any directors and officers or other insurance policy the Employer maintains or under the bylaws and articles of incorporation of the Company, and under any indemnification agreement, if any.

8.	Employee promises that he or she has not and will not make statements disparaging to any of the Releasees. Employee agrees not to make any statements about any of the Releasees to the press (including without limitation any newspaper, magazine, radio station, television station or internet media) without the prior written consent of the Employer. The obligations set forth in the two immediately preceding sentences will expire two years after the Effective Date. Employee will also cooperate with the Employer and its affiliates if the Employer requests Employee’s testimony. To the extent practicable and within the control of the Employer, the Employer will use reasonable efforts to schedule the timing of Employee’s participation in any such witness activities in a reasonable manner to take into account Employee’s then current employment, and will pay the reasonable documented out-of-pocket expenses that the Employer pre-approves and that Employee incurs for travel required by the Employer with respect to those activities.

9.	Except as set forth in this Section, Employee agrees not to disclose the existence or terms of this Release Agreement to anyone. However, Employee may disclose it to a member of his or her immediate family or legal or financial advisors if necessary and on the condition that the family member or advisor similarly does not disclose these terms to anyone. Employee understands that he or she will be responsible for any disclosure by a family member or advisor as if he or she had disclosed it himself or herself. This restriction does not prohibit Employee’s disclosure of this Release Agreement or its terms to the extent necessary during a legal action to enforce this Release Agreement or to the extent Employee is legally compelled to make a disclosure. However, Employee will notify the Employer promptly upon becoming aware of that legal necessity and provide it with reasonable details of that legal necessity.

10.	Employee has not filed or caused to be filed any lawsuit, complaint or charge with respect to any Claim he releases in this Release Agreement. Employee promises never to file or pursue a lawsuit, complaint or charge based on any Claim released by this Release Agreement, except that Employee may participate in an investigation or proceeding conducted by an agency of the United States Government or of any state. Employee also has not assigned or transferred any claim he or she is releasing, nor has he or she purported to do so. [For group termination of Employees age 40 and over: Employee covenants and agrees not to institute, or participate in any way in anyone else’s actions involved in instituting, any action against any of the members of the Decisional Unit with respect to any Claim released herein.]

11.	The parties acknowledge that Employee agrees not to apply for employment in the future with Employer and the Employer shall be under no obligation to consider any such employment application that the Employee may tender in violation of this paragraph.

12.	Employee acknowledges and affirms that Employee has no knowledge of any actions or inactions by Employer or its affiliates (including but not limited to safety violations) that Employee believes could
Executive Employment Agreement — Binns

possibly constitute the basis for a claimed violation of any federal, state or local law, any common law, or any rule promulgated by an administrative body (including but not limited to the Federal Aviation Administration). Employee further affirms that he or she is not aware of any action or inaction by Employer that could possibly constitute the basis for a violation of any safety or other policies of the Employer or its affiliates.

13.	All Confidential Information and Trade Secrets and all physical embodiments thereof received or developed by the Employee while employed by the Employer are confidential to and are and will remain the sole and exclusive property of the Employer. The Employee will hold such Confidential Information and Trade Secrets in trust and strictest confidence, and will not use, reproduce, distribute, disclose or otherwise disseminate the Confidential Information and Trade Secrets or any physical embodiments thereof and may in no event take any action causing or fail to take the action necessary in order to prevent, any Confidential Information and Trade Secrets disclosed to or developed by the Employee to lose its character or cease to qualify as Confidential Information or Trade Secrets.

The covenants restricting the use of Confidential Information will continue and be maintained by the Employee for a period of two years from the Effective Date. The covenants restricting the use of Trade Secrets will continue and be maintained by the Employee for so long as permitted by the governing law.

The Employee agrees that during the Applicable Period, the Employee will not (except on behalf of or with the prior written consent of the Employer, which consent may be withheld in Employer’s sole discretion), either directly or indirectly, on his or her own behalf, or in the service of or on behalf of others, engage in or provide services substantially similar to those services Employee provided to the Employer for any Competing Business. The Employee acknowledges and agrees that the Business of the Employer is conducted on a worldwide basis.

The Employee agrees that during the Applicable Period, he or she will not, either directly or indirectly, on his or her own behalf or in the service of or on behalf of others solicit, divert or appropriate, or attempt to solicit, divert or appropriate, to a Competing Business, any individual or entity which is an actual or, to his or her knowledge, actively sought prospective client or customer of the Employer or any of its Affiliates (determined as of date of termination of employment) with whom he or she had material contact during the two-year period immediately preceding his or her termination of employment for the purpose of offering or providing services competitive with those offered by the Employer.

The Employee agrees that during the Applicable Period, he or she will not, either directly or indirectly, on his or her own behalf or in the service of or on behalf of others, solicit, divert or hire, or attempt to solicit, divert or hire, or encourage to go to work for anyone other than the Employer or its Affiliates, any person that is a management level employee of the Employer or an Affiliate with whom Employee had material contact during the last two years immediately preceding [his] termination of employment.

In the event that this Paragraph 13 is determined by a court which has jurisdiction to be unenforceable in part or in whole, the court shall be deemed to have the authority to strike any unenforceable provision, or any part thereof or to revise any provision to the minimum extent necessary to be enforceable to the maximum extent permitted by law.

The Employee agrees that the covenants, agreements, and representations contained in this Paragraph 13 are of the essence of this Release Agreement; that each of such covenants are reasonable and necessary to protect and preserve the interests and properties of the Employer; that irreparable loss and damage will be suffered by the Employer should the Employee breach any of such covenants and agreements; that each of such covenants and agreements is separate, distinct and severable not only from the other of such covenants and agreements but also from the other and remaining provisions of this Release Agreement;
Executive Employment Agreement — Binns

that the unenforceability of any such covenant or agreement shall not affect the validity or enforceability of any other such covenant or agreements or any other provision or provisions of this Release Agreement; and that, in addition to other remedies available to it, the Employer shall be entitled to seek both temporary and permanent injunctions to prevent a breach or contemplated breach by the Employee of any of such covenants or agreements and shall be relieved of its obligation to make any and all payments to the Employee that otherwise are or may become due and payable to the Employee pursuant to Paragraph 2. The Employer and the Employee agree that all remedies available to the Employer shall be cumulative.

Whenever used in this Paragraph 13, the following terms and their variant forms shall have the meaning set forth below:

“Affiliate” means any person, firm, corporation, partnership, association or entity that, directly or indirectly or through one or more intermediaries, controls, is controlled by or is under common control with the Employer.

“Applicable Period” means, for this Release Agreement the period commencing with the Effective Date and ending twelve (12) months thereafter with respect to the Executive’s engagement in or providing of any managerial services or management consulting services to a Competing Business and twenty-four (24) months thereafter for all other forms of restrictive covenants provided for herein (e.g., Confidential Information, solicitation of customers or employees, etc.).

“Business of the Employer” means the business of providing long-range passenger and cargo charter and wet lease air transportation services as a supplemental operations carrier (which shall not include any scheduled service carrier) holding a certificate of public convenience and necessity issued by the U.S. Department of Transportation.

“Competing Business” means any person, firm, corporation, joint venture, or other business that is engaged in the Business of the Employer.

“Confidential Information” means data and information relating to the Business of the Employer or an Affiliate (which does not rise to the status of a Trade Secret) which is or has been disclosed to the Employee or of which the Employee became aware as a consequence of or through [his] relationship to the Employer or an Affiliate and which has value to the Employer or an Affiliate and is not generally known to its competitors. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Employer or an Affiliate (except where such public disclosure has been made by the Employee without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means without breach of any obligations of confidentiality owed to the Employer or any of its Affiliates by the Employee.

“Trade Secrets” means information including, but not limited to, technical or nontechnical data, formulae, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

14.	The Employer and Employee agree that the terms of this Release Agreement shall be final and binding and that this Release Agreement shall be interpreted, enforced and governed under the laws of the State of Georgia. The provisions of this Release Agreement can be severed, and if any part of this Release
Executive Employment Agreement — Binns

Agreement is found to be unenforceable, the remainder of this Release Agreement will continue to be valid and effective.

15.	This Release Agreement sets forth the entire agreement between the Employer and Employee and fully supersedes any and all prior agreements or understandings, written and/or oral, between the Employer and Employee pertaining to the subject matter of this Release Agreement.

16.	Employee is solely responsible for the payment of any fees incurred as the result of an attorney reviewing this Release Agreement on behalf of Employee.

Employee’s signature below indicates Employee’s understanding and agreement with all of the terms in this Release Agreement.

Employee should take this Release Agreement home and carefully consider all of its provisions before signing it. [For Employee age 40 or over or group termination of Employees age 40 and over: Employee may take up to [twenty-one (21) days] [forty-five (45) days if group termination] to decide whether Employee wants to accept and sign this Release Agreement. Also, if Employee signs this Release Agreement, Employee will then have an additional seven (7) days in which to revoke Employee’s acceptance of this Release Agreement after Employee has signed it. This Release Agreement will not be effective or enforceable, nor will any consideration be paid, until after the seven (7) day revocation period has expired.] Again, Employee is free and encouraged to discuss the contents and advisability of signing this Release Agreement with an attorney of Employee’s choosing.

Employee should read carefully. This Release Agreement includes a release of all known and unknown claims through the effective date. Employee is strongly advised to consult with an attorney before executing this document.

IN WITNESS WHEREOF, Employee and the Employer have executed this Release Agreement effective as of the date first written above.

EMPLOYEE

Signature

Date Signed

WORLD AIR HOLDINGS, INC.

By:

Title:

Executive Employment Agreement — Binns

ATTACHMENT I
[Insert descriptive name of decisional unit from the Release Agreement]
Employees Comprising the “Decisional Unit”

Job Title:	Age:	Participating:	Not Participating: